Exhibit 99.(h)(11)

AMENDMENT TO

SUB-ADMINISTRATION AGREEMENT

This AMENDMENT to SUB-ADMINISTRATION AGREEMENT (the “Amendment”) made as of July 1, 2015 among CAVANAL HILL INVESTMENT MANAGEMENT, INC., formerly known as AXIA Investment Management, Inc., and BOK INVESTMENT ADVISERS, INC., both Oklahoma corporations (collectively, the “Administrator”) and CITI FUND SERVICES OHIO, INC., formerly known as BISYS Fund Services Ohio, Inc., an Ohio corporation (“Citi”), to that certain Sub-Administration Agreement, dated July 1, 2004, between the Administrator and Citi (as amended and in effect on the date hereof, the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, Cavanal Hill Funds, a Massachusetts business trust (the “Trust”), is an open-end management investment company registered under the Investment Company Act of 1940, as amended;

WHEREAS, pursuant to the Agreement, Citi performs certain sub-administration services for Portfolios of the Trust (individually referred to as a “Fund” and collectively the “Funds”);

WHEREAS, Citi and the Administrator wish to enter into this Amendment to the Agreement in order to extend the term of the Agreement and revise the fees;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Administrator and Citi hereby agree as follows:

1.            Schedule A.

(a)           Section II of ‘Schedule A to the Agreement is hereby deleted in its entirety and replaced with the following:

II.	Fees

For the Services provided by Citi hereunder and under the separate Website Services Agreement, dated April 27, 2005, as amended, the Administrator shall pay Citi on the first business day of each month, or as otherwise set forth below, fees determined at the annual rates set forth below.

Regulatory Administration Annual Fee	$100,000 in the aggregate for all Funds
Financial Statements	$15,000 per Fund
Form NQ	$3,000 per Fund
Expense Payments	$7,500 per Fund
Portfolio Compliance (no manual processes):

First 5 Funds	$3,000 per Fund
Next 10 Funds	$2,500 per Fund

Treasurer Services	$75,000 in the aggregate for all Funds
PFO Services	$25,000 in the aggregate for all Funds
Tax Services	$7,500 per Fund

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Money Market Fund Reporting Fees

For the Money Market Fund Reporting Services, the Administrator shall pay $5,000 per year (billed monthly) per Money Market Fund. The foregoing fees do not include out of pocket expenses, which shall be paid separately by the Administrator. In addition, with respect to any document to be filed with the SEC, the Administrator shall be responsible for all expenses associated with causing such document to be converted into a format acceptable to the SEC (currently, XML) prior to filing, as well as all associated filing and other fees and expenses.

Additional Fees (if applicable)

Gross of Fee Performance	$1,500 per Fund per year
15 Year Total Return-Initial quarter	$250 per Fund
15 Year Total Return-Initial quarter	$125 per Fund per quarter
C Corp Tax Services	$25,000 per Fund per year
Daily Yield Support	$6,750 per money market Fund per year

Out of Pocket Expenses and Miscellaneous Charges

The out of pocket expenses and miscellaneous services fees and charges provided for under this Agreement are not included in the above fees and shall also be payable to Citi in accordance with the provisions of this Agreement.

Optional Performance Reporting Services

As compensation for the Performance Reporting Services provided from time to time, the Administrator shall pay the fees and rates agreed upon at the time a request is made for such Performance Reporting Services. Citi shall provide the Administrator with a proposal approximately six (6) weeks prior to the end of the Trust’s fiscal year, and the Administrator shall advise Citi of the Administrator’s acceptance of such proposal within two (2) weeks of submission thereof. A quote shall be provided upon request and shall be based upon the following schedule of fees:

Creative Direction and Design
Creation/Design of Cover Artwork	$500.00	Flat fee

Creation/Design of Book Style	$1,000.00	Flat fee

Editorial Services

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Freelance writing services can be acquired to write the Chairman’s Letter, Shareholder Letter and Management’s Discussion of Fund Performance sections. These services are supplied by freelance writers and their fees are in addition to Citi’s fees. These fees are listed below:

Preparation of Chairman’s Letter/Shareholder Letter – Interview with Chairman (or other officer) -Topics include performance, strategy, outlook, news. Fee includes one draft letter (estimated 1300 to 1700 words) and one set of revisions per client comments.	$1,250.00

Preparation of Management’s Discussion of Fund Performance - Interview with Fund Manager via telephone or email. Fee includes one draft fund write up (estimated 425 words) and one set of revisions per client comments. Amount quoted is per fund.	$425.00

Coordination Charges
The Coordination charges include the following services: Coordination with all Citi internal and external contacts (Citi Research and Financial Administration, Investment Adviser and/or portfolio managers to provide all required research data; Distributor Compliance to ensure FINRA-related review, approval and filing (if necessary); Fund Counsel; Fund independent registered public accounting firm); all editorial services and coordination with the print vendor to verify that the client-requested stylistic criteria has been met.

Chairman’s/Shareholder Letter and 1 Fund	$3,000	Flat fee
Each additional Fund	$500	Per Fund

Typesetting - Initial Composition
New set page (from disk)	$45.00	per page
New set page (from hardcopy)	$45.00	per page
Quick Turnaround (QTA)/Rush Charges	$15.00	per page in addition to new set charge
Quick Turnaround (QTA)/Rush Charges Graphs	$20.00	per page in addition to new set charge

Typesetting - Changes to Existing Composition
Author alterations - includes 5 alteration cycles - additional cycles will be charged at $15.00	$90.00	per page
Additional Alteration cycles billed outside the allotted 5 cycles	$15.00	per page
Quick Turnaround (QTA)/Rush Charges	$30.00	per page in addition to Author alteration charge

Charting
New Chart	$65.00	per chart
Author alterations to charts - includes 2 alteration cycles - additional cycles will be charged at an additional $15.00	$25.00	per chart 2 alteration cycles
Additional Alteration cycles billed outside the allotted 2 cycles	$15.00
Quick Turnaround (QTA)/Rush Charges	$20.00	per page in addition to Author alteration

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Marketing Documents and Fees

Upon request and subject to the oversight of the Administrator, Citi shall:

Create, provide data for, design and produce marketing documents as noted in this schedule for the fees noted in this schedule, which the Administrator shall pay to Citi as invoiced.

Item	Update Frequency	Monthly Fee	Quarterly Fee	Annual Fee

Commentary Pricing (per page price $350.00, total quarterly or annual fee may vary based on product production)			$ 2,450	$ 9,800
Capital Markets Outlook	Quarterly
Equity Market Commentary	Quarterly
Fixed Income Market Commentary	Quarterly
Money Market Commentary	Quarterly
Equity Fund Commentary	Quarterly
Fixed Income Fund Commentary	Quarterly
Money Market Fund Commentary	Quarterly
Opportunistic Fund Commentary	Quarterly

Quarterly Fund Fact Sheet Pricing (per page price $300.00, total quarterly or annual fee may vary based on product production)			$ 4,800	$ 19,200
Fund Fact Sheet - U.S. Treasury - Inst. Share Class	Quarterly
Fund Fact Sheet - U.S. Treasury - Admin Share Class	Quarterly
Fund Fact Sheet - U.S. Treasury - Service Share Class	Quarterly
Fund Fact Sheet - Cash Management - Inst. Share Class	Quarterly
Fund Fact Sheet - Cash Management - Admin. Share Class	Quarterly
Fund Fact Sheet - Cash Management - Service Share Class	Quarterly
Fund Fact Sheet - Tax Free Money Market - Inst. Share Class	Quarterly
Fund Fact Sheet - Tax Free Money Market - Admin. Share Class	Quarterly
Fund Fact Sheet - Tax Free Money Market - Service Share Class	Quarterly
Fund Fact Sheet - Tax Free Money Market - Select Share Class	Quarterly
Fund Fact Sheet - U.S. Large Cap Core Equity	Quarterly

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Item	Update Frequency	Monthly Fee	Quarterly Fee	Annual Fee
Fund Fact Sheet - Opportunistic	Quarterly
Fund Fact Sheet - Balanced	Quarterly
Fund Fact Sheet - Bond	Quarterly
Fund Fact Sheet - Short Term Income	Quarterly
Fund Fact Sheet - Intermediate Bond	Quarterly
Fund Fact Sheet - Intermediate Tax-Free Bond	Quarterly
Landscape Money Market Performance Sheet	Quarterly		$ 900	$ 3,600
Monthly Fact Sheet Pricing		$ 2,100	$ 6,300	$25,200
Landscape Fund Fact Sheet - U.S. Treasury - Inst. Share Class	Monthly
Landscape Fund Fact Sheet - U.S. Treasury - Admin Share Class	Monthly
Landscape Fund Fact Sheet - Cash Management - Inst. Share Class	Monthly
Landscape Fund Fact Sheet - Cash Management - Admin. Share Class	Monthly
Landscape Fund Fact Sheet - Tax Free Money Market - Inst. Share Class	Monthly
Landscape Fund Fact Sheet - Tax Free Money Market - Admin. Share Class	Monthly
Fund Performance Update - Fixed Income	Monthly
Fund Performance Update - Equity	Monthly
Fund Performance Update - Money Market - Inst. Share Class	Monthly
Fund Performance Update - Money Market - Admin. Share Class	Monthly
Fund Performance Update - Money Market - Service Share Class	Monthly
Fund Performance Update - Money Market - Select Share Class	Monthly
Fund Performance Update for Bond Funds	Monthly

Callan Chart	Quarterly		$ 350	$ 1,400
GRAND TOTAL - MARKETING DOCUMENTS & FEES				$59,200

(b)          In Section IV of Schedule A, all references to “June 30, 2015, shall be amended to be “June 30, 2018”.

2.            Representations and Warranties.

(a)           The Administrator represents (i) that it has full power and authority to enter into and perform this Amendment and (ii) that this Amendment will be presented to the Board of Trustees of the Trust (the “Board”) for the Board’s review and approval.

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(b)           Citi represents that it has full power and authority to enter into and perform this Amendment.

3.            Miscellaneous.

(a)           This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment. Except as set forth herein, the Agreement shall remain in full force and effect.

(b)          Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

(c)           Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d)          This Amendment may be executed in counterparts, each of which shall be an original but all which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

CAVANAL HILL INVESTMENT MANAGEMENT, INC.

By :	/s/ J. Brian Henderson

Name:	J. Brian Henderson

Title:	President

CITI FUND SERVICES OHIO, INC.

By:	/s/ Jay Martin

Name:	Jay Martin

Title:	President

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